Exhibit 10.40

ENERSYS

AWARD AGREEMENT FOR EMPLOYEES – MARKET SHARE UNITS

UNDER THE 2010 EQUITY INCENTIVE PLAN

THIS AWARD AGREEMENT FOR EMPLOYEES – MARKET SHARE UNITS (this “Agreement”), dated as of                     , is between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).

BACKGROUND

A. The Participant is currently an employee of the Company or one of its Subsidiaries.

B. The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting market share units, a form of restricted Stock Unit under the Plan (the “Market Share Units”), to the Participant.

C. This grant of Market Share Units is (i) made pursuant to the EnerSys 2010 Equity Incentive Plan (the “Plan”); (ii) made subject to the terms and conditions of this Agreement; and (iii) not employment compensation nor an employment right and is made in the discretion of the Company’s Compensation Committee.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Market Share Units shall be subject to the Plan. The terms of the Plan are incorporated into this Agreement by reference. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan.

2. Grant of Market Share Units.

(a) Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant the number of Market Share Units specified on the signature page of this Agreement. The Company shall credit to a bookkeeping account maintained by the Company, or a third party on behalf of the Company, for the Participant’s benefit the number of Market Share Units, each of which shall be deemed to be the equivalent of one share of the Company’s Common Stock.

(b) If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then a number of additional Market Share Units shall be credited to the Participant as of the payment date for such dividend or distribution equal to the result of dividing (i) the product of the total number of Market Share Units as of the record date for such

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dividend or distribution (other than previously settled or forfeited Market Share Units) times the per share amount of such dividend or distribution, by (ii) the Fair Market Value of one share of Common Stock as of the record date for such dividend or distribution. Any Market Share Units payable under this subsection shall: (i) be or become vested to the same extent as the underlying Market Share Unit, (ii) be settled on the settlement date under Section 3(d) for the underlying Market Share Unit, and (iii) be subject to the Payout Factor that applies to the underlying Market Share Unit.

(c) If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional Market Share Units shall be credited to the Participant as of the payment date for such dividend or distribution or forward split equal to (i) the number of Market Share Units credited to the Participant as of the record date for such dividend or distribution or split (other than previously settled or forfeited Market Share Units), multiplied by (ii) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock. Any Market Share Units payable under this subsection shall: (i) be or become vested to the same extent as the underlying Market Share Unit, (ii) be settled on the settlement date under Section 3(d) for the underlying Market Share Unit, and (iii) be subject to the Payout Factor that applies to the underlying Market Share Unit.

3. Terms and Conditions. All of the Market Share Units shall initially be unvested.

(a) Vesting. Except as otherwise provided in this Section 3, the Market Share Units shall be subject to the restrictions and conditions set forth herein. Vesting of the Market Share Units is conditioned upon the Participant remaining continuously employed by the Company or a Subsidiary following the Date of Grant until the third anniversary of the Date of Grant (the “Vesting Date”), subject to the provisions of this Section 3.

(i) The Market Share Units shall vest to the extent provided in the following schedule (the “Normal Vesting Schedule”):

(A) Vesting Date	(B) Payout Factor	(C) Number of Market Share Units Vested
Third anniversary of Date of Grant	Share Price on Vesting Date divided by Share Price on Date of Grant	(x) Number of Market Share Units specified on the signature page of this Agreement plus any additional Market Share Units credited under Sections 2(b) and (c) multiplied by (y) the Payout Factor in Column B

(ii) For purposes of the table set forth above –

(1) “Share Price” shall equal the average of the closing share prices of the Company’s Common Stock during the ninety (90) calendar days immediately preceding the Vesting Date or Date of Grant, as applicable. If there were no trades on the Vesting Date or Date of Grant, the closing prices during the ninety (90) day calendar days immediately preceding the most recent date on which there were trades shall be used.

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(2) “Payout Factor” shall be rounded to the nearest hundredth (two places after the decimal), except that if the “Payout Factor” equals more than 2.00, the Payout Factor used in Column C shall be 2.00.

(iii) Any Market Share Units that fail to vest because the employment condition is not satisfied shall be forfeited, subject to the special provisions set forth in subsections (iv) through (vii) of this Section 3.

(iv) In the event of a Change in Control prior to the Vesting Date where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the Market Share Units shall immediately become vested. Any Market Share Unit that vests as a result of a Change in Control under this subsection shall vest based on the Payout Factor determined by substituting the date of such Change in Control for the Vesting Date.

(v) If the Participant’s employment terminates due to death or Permanent Disability, or if, on or within two years after a Change in Control (other than a Change in Control described in Section 3(a)(iv) above), the Participant terminates employment for Good Reason, or is terminated by the Company without Cause, Market Share Units not previously vested shall immediately become vested based on the Payout Factor determined by substituting the date of such termination of employment for the Vesting Date.

(vi) In the event of the Participant’s resignation or termination of employment (other than for Cause) on or after the earlier of (A) the Participant’s 60th birthday and having attained ten (10) years of service with the Company or a Subsidiary (including years of service granted by the Company as a result of a merger, acquisition, or other transaction) or (B) the Participant’s 65th birthday (a “Retirement”), the Compensation Committee may determine, in its sole discretion, whether and the manner in which Market Share Units not previously vested (or any portion thereof) shall be vested and be settled pursuant to Section 3(d). In the absence of Compensation Committee action, upon such Retirement, the Market Share Units which have not vested as of the date of such termination shall vest pro-rata as of the date of the Participant’s Retirement and all such units which shall not have vested as a result of such Retirement shall revert to the Company without consideration of any kind. To the extent the Participant’s Retirement date and vesting date under this Section 3(a)(vi) are in different tax years, any amount payable under this subsection shall constitute the payment of nonqualified deferred compensation, subject to the requirements of Code Section 409A.

The number of Market Share Units vesting pro-rata upon an event described in the penultimate sentence of the foregoing paragraph in Section 3(a)(vi) shall be calculated by taking a fraction where the denominator is equal to number of months during the Normal Vesting Schedule (“Vesting Period”), and the numerator is equal to the number of completed months that the Participant was employed or provided

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service to the Company or one of its Subsidiaries during the Vesting Period, with the total number of Market Share Units awarded multiplied by such fraction multiplied (rounding up the nearest whole number).

(b) Restrictions on Transfer. Until the earlier of the Vesting Date, the date of a Change in Control described in Section 3(a)(iv), the date of a termination of employment due to death or Permanent Disability, or the date of a termination of employment on or within two years after a Change in Control described in Section 3(a)(v), or as otherwise provided in the Plan, no transfer of the Market Share Units or any of the Participant’s rights with respect to the Market Share Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Company’s Compensation Committee determines otherwise, upon any attempt to transfer any Market Share Units or any rights in respect of the Market Share Units before the earlier of the Vesting Date, the date of a Change in Control described in Section 3(a)(iv), the date of a termination of employment due to death or Permanent Disability, or the date of a termination of employment on or within two years after a Change in Control described in Section 3(a)(v), such unit, and all of the rights related to such unit, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

(c) Forfeiture. Upon termination of the Participant’s employment with the Company or a Subsidiary for any reason other than one of the reasons set forth in subsections (v) and (vi) of Section 3(a), the Participant shall forfeit any and all Market Share Units which have not vested as of the date of such termination and such units shall revert to the Company without consideration of any kind.

(d) Settlement. Market Share Units not previously forfeited shall be settled on the earlier of the Vesting Date, the date of a Change in Control described in Section 3(a)(iv), the date of a termination of employment due to death or Permanent Disability , or the date of a termination of employment on or within two years after a Change in Control described in Section 3(a)(v) by delivery of one share of common stock for each Market Share Unit being settled or, if determined by the Compensation Committee in its sole discretion, by a payment of cash equal to the Fair Market Value of one share of common stock. If the Participant dies following a Retirement described in Section 3(a)(vi) prior to the Vesting Date, in such case, the Company shall deliver one share of common stock for each Market Share Unit not previously forfeited and being settled or, if determined by the Compensation Committee in its sole discretion, by a payment of cash equal to the Fair Market Value of one share of common stock to the Participant’s estate (or beneficiary) upon his or her death, in accordance with Section 3(a)(ii)(v).

4. Noncompetition. The Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries) following a termination of such employment under Sections 3(a)(v) or (vi) of this Agreement or that occurs after any of the Market Share Units have vested, the

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Participant will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, become involved in a Competing Business in the Americas, Europe or Asia, or any geographic area in which the Company or any of its Subsidiaries has engaged during such period in any of the activities that comprise a Competing Business, or in which the Participant has knowledge of the Company’s plans to engage in any of the activities that comprise a Competing Business (including, without limitation, any area in which any customer of the Company or any of its Subsidiaries may be located); provided, however, that the provisions of this Section 4 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the twelve (12) month period preceding termination of the Participant’s employment. This Section 4 will not be violated, however, by Participant’s investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a competing business.

5. Wrongful Solicitation. As a separate and independent covenant, the Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries) following a termination of such employment under Sections 3(a)(v) or (vi) of this Agreement or that occurs after any of the Market Share Units have vested, the Participant will not engage in any Wrongful Solicitation.

6. Confidentiality; Specific Performance.

(a) The Participant agrees with the Company that the Participant will not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, stockholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential by the Company or any of its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Date of Grant developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and

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assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 6. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.

(b) The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and Affiliates. The Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or Affiliates.

(c) The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 6, or Section 4 or 5 above, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

7. Taxes.

(a) This Section 7(a) applies only to (a) all Participants who are U.S. employees, and (b) to those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the Market Share Units. Such Participant shall pay to the Company or a designated Subsidiary, promptly upon request, and in any event at the time the Participant recognizes taxable income with respect to the Market Share Units, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Market Share Units. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, with the approval of the Plan administrator, by delivering already owned unrestricted shares of Common Stock or by having the Company withhold a number of shares of Common Stock in which the Participant would otherwise become vested under this Agreement, in each case, having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their fair market value on the date as of which the amount of tax to be withheld is determined.

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(b) The Participant acknowledges that the tax laws and regulations applicable to the Market Share Units and the disposition of the shares following the settlement of Market Share Units are complex and subject to change.

8. Securities Laws Requirements. The Company shall not be obligated to transfer any shares following the settlement of Market Share Units to the Participant free of a restrictive legend if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).

9. No Obligation to Register. The Company shall be under no obligation to register any shares as a result of the settlement of the Market Share Units pursuant to the Securities Act or any other federal or state securities laws.

10. Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Market Share Units granted under this Agreement or any shares resulting the settlement thereof without the prior written consent of the Company or its underwriters.

11. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Market Share Units by any holder thereof in violation of the provisions of this Units Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any shares resulting from the settlement of Market Share Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

12. Rights as a Stockholder. The Participant shall not possess the right to vote the shares underlying the Market Share Units until the Market Share Units have settled in accordance with the provisions of this Agreement and the Plan.

13. Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Sections 4, 5 and 6 shall expressly survive the forfeiture of the Market Share Units and this Agreement.

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14. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

15. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16. Authority of the Administrator. The Plan Administrator, which is the Company’s Compensation Committee, shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

17. Representations. The Participant has reviewed with his own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

18. Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.

19. Entire Agreement; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, USA.

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20. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

21. Amendments; Construction. The Plan administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 4 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 4 shall supersede such conflicting terms and control. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Market Share Units and shall have no affect on the interpretation hereof.

22. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the shares of Market Share Units subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.

23. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.

(b) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of

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options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates.

24. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.

BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

ENERSYS

By:
Name:	John D. Craig
Title:	Chairman, President & CEO

PARTICIPANT

By:
Name:
Address:

Date of Grant:

Number of Shares of Market Share Units:

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Appendix A

to

Award Agreement for Employees – Market Share Units

2010 Equity Incentive Plan

This Appendix A contains supplemental terms and conditions for awards of Market Share Units (“MSUs”) granted in the Date of Grant set forth in the Agreement under the 2010 Equity Incentive Plan (the “Plan”) to the Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States.

The Participant has also received the Agreement applicable to the Award set forth therein. The Agreement, together with this Appendix A and the Plan are the terms and conditions of the grant of MSUs set forth in the Agreement. To the extent that this Appendix A amends, deletes or supplements any terms of the Agreement, this Appendix A shall control. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.

Section I of this Appendix A contains includes special terms and conditions that govern the MSUs outside of the United States. Section II of this Appendix A includes special terms and conditions in the specific countries listed therein.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances.

Section I. All Countries Outside the United States

1.	Nature of Grant. In accepting the Award, the Participant acknowledges that:

1.1	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

1.2	the grant of the MSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of MSUs, or benefits in lieu of MSUs, even if MSUs have been granted repeatedly in the past;

1.3	all decisions with respect to future grants, if any, will be at the sole discretion of Company;

1.4	the Participant is voluntarily participating in the Plan;

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1.5	the MSUs and the shares of Common Stock subject to the MSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and which is outside the scope of your employment contract, if any;

1.6	the MSUs and the shares of Common Stock subject to the MSUs are not intended to replace any pension rights, if any, or compensation;

1.7	the MSUs and the shares of Common Stock subject to the MSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

1.8	the grant of the MSUs and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

1.9	the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

1.10	if you obtain shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value;

1.11	in consideration of the grant of the MSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the MSUs resulting from termination of your employment with the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

1.12	in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the MSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Award;

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1.13	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of Common Stock;

1.14	you are hereby advised to consult with your personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

1.15	unless otherwise provided in the Plan or by the Company in its discretion, the MSUs and the benefits evidenced by this Agreement do not create any entitlement to have the MSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock of the Company; and

1.16	neither the Company, any Subsidiary nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the MSUs or of any amounts due to the Participant pursuant to the settlement of the MSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

Section II. Country-Specific Provisions

Canada

Securities Law Notification. The Participant is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such shares of Common Stock takes place outside of Canada through the facilities of a national securities exchange on which the shares of Common Stock are listed (i.e., The New York Stock Exchange).

Language Consent. The parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (« Plan, Agreement and Appendix A » ), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. You hereby authorize the Company or the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliate of the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any affiliate to record such information and to keep such information in your file.

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China

Payment of MSUs. Notwithstanding any discretion in Section 11 of the Plan or in Section 2 of the Agreement and Appendix A, the grant of MSUs does not provide any right for you to receive shares and the MSUs are payable in cash only.

India

Payment of MSUs. Notwithstanding any discretion in Section 11 of the Plan and Section 2 of the Agreement, the grant of MSUs does not provide any right for you to receive shares and the MSUs are payable in cash only.

Mexico

Nature of Grant. The following provisions supplement Section I (Nature of Grant) of this Appendix A:

Acknowledgment of the Grant. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix A, and that you have reviewed the Plan and the Agreement, including this Appendix A, in its entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix A. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section I (Nature of Grant) of this Appendix A, in which the following is clearly described and established:

(1) Your participation in the Plan does not constitute an acquired right.

(2) The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis.

(3) Your participation in the Plan is voluntary.

(4) Neither the Company nor any Affiliate is responsible for any decrease in the value of the MSUs granted and/or shares of Common Stock issued under the Plan.

Labor Law Acknowledgment and Policy Statement. In accepting the MSUs, you expressly recognize that the Company, with registered offices at 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares of Common Stock does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV (each, a “Mexican Subsidiary”). Based on the foregoing, you expressly

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recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, a Mexican Subsidiary, and do not form part of the conditions of your employment and/or benefits provided by such Mexican Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or any benefits derived from the Plan; therefore, you grant a full and broad release to the Company, its shareholders, officers, agents, legal representatives, and subsidiaries with respect to any claim that may arise.

Spanish Translation.

Reconocimiento de la Subvención. Al aceptar la cuota de mercado de unidades (“MSU” por sus siglas en inglés), Ud. reconoce que ha recibido y revisado una copia del Términos y Condiciones, y reconoce, además, que acepta todas las disposiciones del Términos y Condiciones. Ud. también reconoce que Ud. ha leído y aprobado de forma expresa los términos y condiciones establecidos en la Sección I (“Nature of Grant”) en este Appendix A, que claramente dispone lo siguiente:

(1) Su participación en el Plan no constituye un derecho adquirido;

(2) El Plan y su participación en el Plan es ofrecido por la Compañía de manera completamente discrecional;

(3) Su participación en el Plan es voluntaria; y

(4) Ni la Compañía ni cualquiera subsidiaria es responsable de cualquier disminución del valor de las Unidades de Acciones Restringidas y/o las acciones emitidas bajo el Plan.

Declaración y Reconocimiento de Derecho y Política Laboral. Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce que la Compañía, con domicilio social en 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, EE.UU., es el único responsable de la administración del Plan y su participación en el Plan y cualquier adquisición de las acciones bajo el Plan no constituyen una relación laboral entre Ud. y la Compañía, porque Ud. está participando en el Plan en su totalidad sobre una base comercial y su único empleador es EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV. Basado en lo anterior, Ud. expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establecen algún derecho entre Ud. y el Empleador, EnerSys

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de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV, y que no forman parte de las condiciones de empleo y/o beneficios provenidos por EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.

Además, Ud. comprende que su participación en el Plan es causado por una decisión discrecional y unilateral de la Compañía, por lo que la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna a Ud.

Finalmente, Ud. manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total descargo de responsabilidad a la Compañía, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales, y Subsidiarias, con respecto a cualquier demanda que pudiera surgir.

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